EXHIBIT 2.2

                             AMENDMENT TO AGREEMENT
                            ___OF PURCHASE AND SALE__

      The undersigned hereby agree that that certain Agreement of Purchase and Sale ("Purchase Agreement") dated as of November 17, 1997 between Foresite Capital Facilities Corporation ("Foresite") and Hinton Economic Development Authority ("HEDA") is hereby amended as follows:

      1. Section 2.3 of the Purchase Agreement is hereby amended to provide that within five (5) business days from the date hereof, the Demand Note (as defined in the Purchase Agreement) shall be replaced with a new promissory note in such increased amount as shall be necessary to cover HEDA's direct, actual, out-of-pocket costs, not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), should the "Closing" not take place under the Purchase Agreement and HEDA thereupon is entitled to draw on the Demand Note in accordance with the terms of the Purchase Agreement.

      2. The outside date for the Closing under the Purchase Agreement shall be extended to the later of (i) January 30, 1998, or (ii) the date all necessary consents and approvals are secured and in place and HEDA has delivered all items required under the terms of the Purchase Agreement.

      As modified herein, the provisions of the Purchase Agreement remains in full force and effect.

      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed in their names by their respective duly authorized representatives.


FORESITE CAPITAL FACILITIES         CORNELL CORRECTIONS, INC.
CORPORATION


By: /s/ NORMAN WIRKLER              By: /s/ STEVEN W. LOGAN
  Name: Norman Wirkler                Name: Steven W. Logan
  Title:President                     Title:Senior Vice President, CFO


HINTON ECONOMIC DEVELOPMENT
AUTHORITY
CORPORATION


By: /s/ ELDON MCCUMBER
  Name: Eldon McCumber
  Title:Chairman